UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION
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SIERRA BANCORP
(Name of Registrant as Specified In Its Charter)
PATRICIA L. CHILDRESS AND CAROL A. BATES
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Dear Fellow Shareholders:

        We have read the board of directors' May 6 letter signed by Mr. Tharp and believe it needs to be responded to because it is so factually wrong and because its shrill tone confirms that we are onto something with our questions. Taking the board's points (shown in italics) in the order presented by their letter:

        Ms. Childress is NOT a 'common' shareholder: she is as much a common shareholder as Messrs. Tharp, Fields and Holly who all beneficially own greater than 5% of the outstanding shares.

        Public SEC and Federal Reserve Board filings show substantial changes in share holdings not properly disclosed: the board's letter mixes SEC rules for disclosure requirements relating to "beneficial ownership" of shares (the power to vote or to dispose of shares) with title of shares owned directly by Ms. Childress (Federal Reserve filings). The observation that substantial changes occurred is easily explained. Ms. Childress filed a Form 13G on June 6, 2007 with the SEC showing 838,237 shares beneficially owned but filed a bank change in control notice with the Federal Reserve on November 9, 2007 disclosing only 585,327 shares owned. This is due to the fact that "beneficial ownership" includes the required disclosure of any shares expected to be received within 60 days of the disclosure and Ms. Childress's understanding was that shares were to be distributed to her at that level and thus she disclosed that in her filing. However, because Ms. Childress did not receive nearly the number of shares expected from her brother's estate because the estate Administrator paid more in estate taxes than anticipated, this amounted to approximately 250,000 shares that were not transferred to her and this accounts for the differing numbers.

        "Based on her filings and certain other information available to us...:" the board makes several inaccurate guesses as to what took place with respect to the shares held by Greg Childress's estate. Neither Ms. Childress nor Ms. Bates controlled the administration of their brother's estate (which held shares of Bancorp) or his Trust (which also held shares of Bancorp). The Administrator/Trustee decided to sell Bancorp shares held in the Trust in order to pay estate taxes applicable to Greg Childress's estate and this drastically reduced the number of shares remaining for distribution to Ms. Childress and Ms. Bates. All decisions as to whether to sell such shares (rather than other assets) and at what price were made by the Administrator/Trustee as the title holder to such shares, not by either sister. So the charge that Ms. Childress and Ms. Bates sold and bought these shares for a profit within a six month timeframe is not correct and has been irresponsibly made.

        "Ms. Childress and her sister also failed to file reports with the SEC concerning their stock ownership as of December 31, 2007" and thus Ms. Childress is not qualified to be a director: Actually Ms. Childress filed a Form 13G on June 6, 2007 disclosing the number of shares she believed she beneficially owned which as noted above included an expected distribution from her brother's trust and estate. The number of shares actually distributed was far less. Under the rules applicable to 13G filers, Ms. Childress had until February 14, 2008 to disclose this change but did not do so because by then she was in the process of getting Ms. Bates's agreement to financially assist in the cost of this election which agreement required a filing on Form 13D. This was done on March 26, 2008 . It had been expected that this agreement would have been settled and a Form 13D filed in February thereby making the amended Form 13G unnecessary but the timing was off. We note that this technicality is something the board members should be quite familiar with inasmuch as the filings regarding changes in their share ownership are replete with missed deadlines, amendments due to errors, and amendments due to filings forgotten altogether despite the fact that they have the benefit of the Bank's staff which has been filing these forms for years. (What is that saying about people in glass houses?) If Ms. Childress is not qualified to serve on the board based upon a technical mistake, then none of the existing board is either.

        Last year's vote on the Stock Incentive Plan: our April 22, 2008 letter's discussion was not misleading as it has been labeled in the board's letter. We pointed out some facts regarding the anemic support for the Plan by the voters and we stand by our statements. Here we only add that virtually none of the shares in their brother's estate were voted in last year's election due to complications in the estate's administration. So, contrary to the board's letter, a substantial number of shareholders other than the Childress family voted against the Stock Incentive Plan.

        It is clear that the shrill tone and wild charges from the board's letters indicate that our questions are hitting their target and are long overdue. Lashing out at us for bringing attention to the excessive compensation the directors are awarding themselves speaks volumes about them. We thank you for reading this needed clarification.

Best regards,

Trish Childress and Carol Bates

IMPORTANT:  If you want to elect Trish Childress, PLEASE DISPOSE OF ANY YELLOW PROXY CARD that was sent to you by Sierra Bancorp. EVEN IF YOU VOTE "WITHHOLD AUTHORITY" OR "WITHHOLD NOMINEES" ON THEIR CARD, IF YOU SEND IT IN, IT CAN HURT US.

If you have already sent in a yellow proxy card that you received from them, even if you voted against them, you still need to send in the enclosed WHITE proxy card, or vote for Trish Childress by phone or internet. This will revoke any previous proxy so that your vote for Trish Childress will count.

If you have sent in two cards, one to us and one to Sierra Bancorp, but you are not ABSOLUTELY SURE which one is dated first, PLEASE VOTE FOR TRISH AGAIN. Only the latest dated proxy will count.

An additional WHITE proxy card is enclosed for your convenience. If you have any questions or need assistance returning your proxy, please contact our proxy firm, The Altman Group, toll free at (866) 387-0017.